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                                                                                                                             Sue Hermann, 303.312.3488

Colorado Business Bank Looks to Two New Markets

Candidates identified to pursue Fort Collins and Colorado Springs,

as well as creation of new private banking division

DENVER — July 10, 2013 — Colorado Business Bank announced it is planning to enter two new markets in its home state of Colorado with the hiring of Douglas Woods and promotion of Tim Stack. The bank has also hired Joanne Field to create a private banking division to serve customers in both Colorado and Arizona. The addition of banks in Fort Collins by Doug Woods and Colorado Springs by Tim Stack is subject to regulatory approval and will bring the number of Colorado Business Bank locations to 13 when they are opened.

“We’re pleased to announce that we have recruited two outstanding new bank presidents, and they are in the process of finding suitable locations for their new banks,” said Scott Page, Colorado Business Bank market president. “We want to take advantage of the momentum we’ve built in Colorado and expand into two of the state’s most vibrant markets. We believe our high-touch business banking model will be well received and anticipate both new banks will reach profitability by 2015.

“In addition, we felt the creation of a private banking division aligned well with the increasing success of CoBiz Wealth, the wealth advisory firm operated by our parent company, CoBiz Financial. We are already recognized as the premier bank for businesses in our markets; this addition will make us better able to serve the complete financial needs of business owners and professionals.”

Fort Collins

Doug Woods has more than three decades of experience in the banking industry, most recently serving as Fort Collins Market President for Capital West Bank. He also served in progressive roles with Great Western Bank/First Community Bank and Wells Fargo. He received his bachelor’s degree in business administration from Colorado State University and completed real estate training classes at the Real Estate Training Center in Fort Collins. He is an active member of the Northern Colorado Legislative Alliance, Fort Collins Chamber of Commerce and Leaders in Giving for the United Way.

Colorado Springs

Prior to serving as senior vice president for CoBiz Wealth, Tim Stack served as executive vice president for the Wealth Management Group at American National Bank. He gained extensive private and commercial banking experience at Wells Fargo in Colorado Springs as well as Chase Private Bank and the Austin (Texas) Community Development Fund. He received his bachelor’s degree from the University of Texas – Arlington. He previously served as board president for the Colorado Springs Philharmonic and the Boy Scouts of America Pikes Peak Council.

Stephen Ingham, who will be part of the team for the planned Colorado Springs bank, has deep roots in the market, having served as Colorado market president for Kirkpatrick Bank as well as president at Academy Bank. He received his bachelor’s degree in business administration from the University of Oklahoma. He is currently president of the board of the Pikes Peak Council, Boy Scouts of America and vice chair of the Peak Vista Community Health Center Foundation.

Private Banking

With 32 years of leadership experience in private banking, Joanne Field most recently served as Regional President – Rocky Mountain Region at First Western Trust where she managed 10 profit center presidents with more than 100 employees. Prior to First Western Trust, she also worked at Vectra Bank of Colorado and Key Bank. She received her bachelor’s degree in business administration from The Colorado College in Colorado Springs. She currently serves as vice chair of CHI Colorado Foundation State Board of Directors, Education Committee Chair and trustee at the Central City Opera House Association, chair of the finance committee and board member for St. Anthony Hospital, chair of Flight for Life for St. Anthony Health Foundation and on the executive committee of the American Cancer Society.

Colorado Business Bank is a full-service commercial banking institution that offers a broad range of sophisticated banking services to a targeted customer base of professionals and small to medium-sized businesses. The bank’s parent company, CoBiz Financial (Nasdaq GS: COBZ), is a $2.6 billion financial holding company headquartered in Denver. The Company also provides wealth planning and investment management through CoBiz Wealth Management; property and casualty insurance brokerage and employee benefits through CoBiz Insurance; investment banking services through Green Manning & Bunch.

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